AMENDMENT II to CONSULTING AGREEMENT

This Second Amendment (the "Amendment II"), effective as of November 1, 2008 (the "Effective Date"), is attached to and made part of the Agreement dated August 16, 2004, as amended on February 15, 2007 (the "Agreement") between CardioVascular BioTherapeutics, Inc., a Nevada corporation ("Cardio"), and Thomas J. Stegmann ("Consultant").

WHEREAS, Cardio and Consultant desire to amend certain terms of the Agreement and enter into this Amendment to reflect the new term agreed upon between the parties.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, for valuable consideration the sufficiency of which is acknowledged, it is hereby agreed and stipulated as follows:

Section 3., Royalty. The words "Net Revenue" are replaced with "cash receipts" the definition of which is any cash received by Cardio through the sale to customers of any Cardio drug product.

Section 4., Term. Is replaced in its entirety as follows:

The royalty shall run for a period of ten (10) years beginning upon cash receipts being generated for any Cardio drug product up to a maximum of One Hundred Million Dollars ($100,000,000.00), whichever occurs first.

All other terms in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties signing hereto execute this Amendment as of the Effective Date.

CardioVascular BioTherapeutics, Inc.
A Nevada Corporation

By: ______________________

Print Name: Mickael A. Flaa
Title: Chief Financial Officer

Thomas J. Stegmann

By: ______________________